Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 002-58521 on Form N-1A of our reports dated August 25, 2011, relating to the financial statements and financial highlights of BlackRock Basic Value Fund, Inc. (the “Fund”) and Master Basic Value LLC (the “Master LLC”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2011. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
October 26, 2011